PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC.®	SEPTEMBER 30, 2013
1450 BROADWAY, 24TH FLOOR
NEW YORK, NEW YORK 10018
TEL. NO. (212) 582-0900	CONTACT: DANIEL B. WOLFE

HARRIS & HARRIS GROUP REPLACES ITS

CURRENT CREDIT FACILITY WITH A NEW

$20 MILLION MULTI DRAW TERM LOAN FACILITY

Harris & Harris Group, Inc., (NASDAQ: TINY), an early-stage, active investor in transformative companies, today announced the closing of a new $20 million multi-draw term loan facility with Orix Corporate Capital, Inc. This facility replaces a $10 million multi-draw term loan facility with TD Bank.

“The addition of this loan facility to our financial resources strengthens our ability to take advantage of investment opportunities that we believe have the potential to increase our future returns on investment. We believe the willingness of Orix Corporate Capital to accept our portfolio of primarily privately held companies as collateral speaks to the quality of our portfolio companies and our investments in those companies,” said Daniel B. Wolfe, the Company’s President.

Douglas W. Jamison, the Company’s Chairman and Chief Executive Officer added, “This facility also establishes a relationship between Harris & Harris Group and Orix Corporate Capital, a diversified financial conglomerate with substantial assets that could be beneficial to us and our portfolio companies in the future. We look forward to working with the team from Orix on this facility and other opportunities of mutual interest.”

The loan facility matures on September 30, 2017. Any funds drawn by Harris & Harris Group bear interest at 10% per annum in cash. The Company has the option to have interest accrue at a rate of 13.5% per annum if the Company decides not to pay interest in cash when due. The Company currently plans to pay interest in cash if and when any borrowings are outstanding.

Shareholders of Harris & Harris Group may be interested to know that we have posted a Letter to Shareholders on our website. It may be accessed directly at http://ir.hhvc.com/letters.cfm.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.Facebook.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.